EXHIBIT 10.9


                            GO2Pharmacy.com Agreement

                -------------------------------------------------


This Ancillary Services Agreement (the "Agreement") is entered into as of March 23, 2000 between CarePlus, LLC d/b/a CarePlus Health Plan, ("CarePlus Health Plan"), a limited liability company certified as a Prepaid Health Services Plan under the laws of the State of New York, located at 3 West 35th Street, New York, New York 10001 and GO2Pharmacy.com, a Delaware Corporation, located at 7227 Clintmoore Road, Boca Raton, FL 33496 (the "Participating Provider").

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto agree as follows

         1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

                  1.1. "Emergency Services" shall mean a medical or behavioral condition, the onset of which is sudden, that manifests itself by symptoms of sufficient severity, and including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of immediate medical attention to result in: (1) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition, placing the health of the person or others in serious jeopardy; or (2)serious impairment to such person's bodily functions; or (3) serious dysfunction of any bodily organ or part of such person; (4) serious disfigurement of such person.

                  1.2. "Enrollee" shall mean any person enrolled in CarePlus Health Plan under a governmental contract or otherwise for any of the appropriate counties or political subdivisions in the State of New York.

                  1.3. "Governmental Contract" shall mean a contract between CarePlus Health Plan and any appropriate county or other political subdivision of the State of New York or Federal government, as the case may be, depending on the location of contracted Provider, under which services covered by a government program is required to be provided to enrollees in return for payments to CarePlus Health Plan.

                  1.4. "Health Care Professional" means physicians, dentists, podiatrists, optometrists, ophthalmic dispensers, nurses, pharmacists, pharmacies, and other health care providers and facilities, engaged in the delivery of Health Care Services who are licensed and/or certified as required by applicable state and/or federal law.

                  1.5. "Health Care Services" shall mean such hospital, medical and other health care benefits covered under CarePlus Health Plan.

                  1.6. "Hospital Entity" shall mean a Hospital Entity that shall provide Hospital Services to Enrollees pursuant to the terms and conditions of this Agreement and that are licensed as hospitals under applicable New York law and accredited by the Joint Commission on Accreditation of Health Care Organizations ("JCAHO").

                  1.7. "Hospital Services" shall mean those Health Care Services which the Hospital Entity will be obligated to provide to Enrollees pursuant to the terms of their Agreement.

         1.8. "Medical Director" shall refer to the CarePlus Health Plan Medical Director.

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                  1.9. "Medically Necessary" or "Medical Necessity" shall refer to those Health Care Services that are necessary to prevent, diagnose, correct or cure conditions in a person that cause acute suffering, endanger life, result in illness or infirmity, interfere with such person's capacity for normal activity, or threaten some significant handicap, as determined in accordance with professional standards accepted in Physician's medical community. In the event of a disagreement as to the Medical Necessity of a particular Health Care Service, the Medical Director shall make the final determination of whether it is Medically Necessary, subject to CarePlus Health Plan's grievance procedures, Provider/Hospital Manual and compliance with any applicable governmental contract.

                  1.10. "Participating Pharmacies" shall mean those pharmacies that contract with CarePlus to provide Provider Services to Enrollees.

                  1.11. "Participating Provider" shall mean GO2Pharmacy.com which shall act as the exclusive provider of pharmacy benefit management services to CarePlus Enrollees.

                  1.12. "Pharmacy Services" shall mean a Covered Prescription Drug or other service provided to Enrollees pursuant to the terms of this Agreement.

                  1.13. "Standard Clauses" refers to the New York State Department of Health's standard clauses which are required and incorporated by reference herein by Exhibit "A".

                  1.14. "Subscriber Contract" shall refer to the Medicaid Certificate of Coverage, or other individual subscriber agreement, covering a particular Enrollee.

         2. Responsibilities of Provider.

                  2.1. Provision of Pharmacy Services. Participating Provider agrees to render Pharmacy Services to Enrollees pursuant to the terms and conditions set forth in this Agreement, applicable governmental contract(s), CarePlus' Provider Manual, any Payor and/or Payment Agreements, Subscriber Contracts, and all other rules, policies and protocols implemented thereunder and to comply with all applicable federal, state and local laws.

                  2.2.  Standards for Provision of Services.

                           3.1. Qualifications. The Participating Provider
assures that each of its Participating Pharmacies who shall render Pharmacy Services pursuant to this Agreement shall: (a) hold current and unrestricted applicable professional licenses or certifications from, or licenses or certifications recognized by, the licensing authorities of the State of New York; and (b) meet such other credentialing requirements and conditions as CarePlus Health Plan may from time to time establish. The Participating Provider agrees to notify CarePlus Health Plan immediately, but in any event within ten
(10) days, upon (i) any action which results in suspension or limitation of the Participating Provider's, or its professional employees', license or certification; (ii) any malpractice or professional liability action against the Participating Provider that is adversely concluded by settlement or judgment;
(iii) any action which results in the loss or restriction of a Participating Provider's DEA permit; (v) any action against the Participating Provider to exclude or suspend its participation in the Medicare and/or Medicaid programs or any other Payor programs; (vi) any lapse in Participating Provider's professional liability insurance or reduction below the limits required herein; or (vii) any elimination of or significant reduction in the scope of Pharmacy Services provided by Participating Provider. Participating Provider further agrees to provide CarePlus Health Plan with full authority to obtain information and reports from other providers and facilities, insurance companies, and other third parties as reasonably required.

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                           2.2.2. CarePlus' Policies and Procedures.
Participating Provider agrees to comply with CarePlus Health Plan's rules, policies and procedures that have been established or will be established and has provided to the provider at least thirty (30) days in advance of implementation including: quality improvement/management; utilization management, including but not limited to, precertification procedures, referral process or protocols, and reporting of clinical data; member grievances; provider credentialing.

                  2.3. Incorporation of Governmental Contracts.

                           A) Where services are provided to Enrollees under a
Medicaid, Medicare or other agreement, Participating Provider agrees to be bound by the provisions contained therein as may be amended from time to time. All of the terms and conditions of such governmental agreements are incorporated herein and made a part hereof by this reference. In the event that the provisions of this agreement are inconsistent with the provisions of a governmental agreement, the provisions of the governmental agreement shall govern.

                           B) The obligations and duties performed by
Participating Provider shall be consistent with those governmental agreements, where applicable. Nothing contained herein shall impair the rights of OMMC, HRA, SDSS, SDOH, or DHHS. Nothing contained in this Agreement shall create any contractual relationship between Participating Provider and OMMC or HRA, as well.

                           C) Except as otherwise provided in applicable
sections of this Agreement and the Medicaid Contract, Participating Provider agrees to provide the Medicaid Benefits Package to all Enrollees in the same manner, in accordance with the same standards, and with the same priority as Enrollees of CarePlus Health Plan under any other agreement.

                  2.4. Non-Discriminatory Access and Treatment. Participating Provider shall not unlawfully differentiate or discriminate in the treatment of Enrollees or in the quality of Pharmacy Services delivered to Enrollees on the basis of race, color, creed, sex, religion, age, marital status, veteran status, national origin, disability, legally defined handicap, sexual orientation or source of payment.

                  2.5. Additional Compliance. Notwithstanding any other provisions in this contract, Participating Provider remains responsible for: (1) ensuring that any service provided pursuant to this contract complies with all pertinent provisions of Federal, State, and local statutes, rules and regulations; (2) ensuring the quality of all services provided; and (3) ensuring adherence to the plan of care established for patients.

                  2.6. Employees to be Bound. Participating Provider shall ensure that each of its professional employees will be bound by the terms of this Agreement, where applicable.

                  2.7. Managed Care Programs. CarePlus Health Plan plans to participate in various types of Programs, government contracts and enter into corresponding Payor and Subscriber Agreements. Participating Provider agrees to participate in all of the Programs described in the Exhibits annexed hereto and made a part hereof. The terms of any Program and corresponding Payor Agreements shall be consistent with the terms of this Agreement except as identified in the applicable Exhibit. To the extent that there is a conflict between the Agreement and an Exhibit, the Exhibit shall prevail.

         3. Responsibilities of CarePlus Health Plan.

                  3.1. Administrative and Other Services. CarePlus Health Plan shall provide, or arrange for the provision of administrative, management and other services necessary to operate CarePlus Health Plan, including but not limited to: financial and claims payments services, marketing, data processing

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services, quality assurance and utilization review.

                  3.2. Medical Directors. CarePlus Health Plan shall provide the services of one (l) or more Physicians, to serve as Medical Director(s) for CarePlus Health Plan, as necessary for the proper administration of CarePlus Health Plan and general coordination of CarePlus Health Plan's medical care delivery system. The responsibilities of the Medical Director(s) shall include: general coordination of CarePlus Health Plan's medical care delivery system including coordination with Hospital Entity's Medical Director, appropriate professional medical staffing of CarePlus Health Plan, design and review of quality assurance protocols and utilization control procedures for CarePlus Health Plan, and implementation of quality assurance and utilization management programs and continuing education requirements as may be required for Participating Provider.

         4. Financial Relationship.

                  4.1. Billing/Payment. Participating Provider's compensation shall be determined in accordance with the compensation arrangement set forth in Exhibit C attached hereto.

         5. Records and Reports.

                  5.1. Participating Provider shall maintain medical records relating to the provision of Pharmacy Services to Enrollees, in such form and containing such information as required by CarePlus and applicable New York law. Additionally, the parties agree that all Enrollees' medical records shall be treated as confidential so as to comply with all federal and state laws regarding the confidentiality of patient records. Consent for disclosure of medical records from Enrollees is obtained by CarePlus Health Plan upon enrollment.

                  5.2. Participating Provider shall provide such medical, financial and administrative information to CarePlus Health Plan as may be necessary for compliance by CarePlus Health Plan with federal or New York law, as well as for administration and management of CarePlus Health Plan.

         6. Complaints and Grievance Procedures. Participating Provider agrees to cooperate with CarePlus Health Plan in resolving any Enrollee complaints or grievances that may arise relating to the provision of Pharmacy Services to Enrollees. CarePlus Health Plan and Participating Provider agree that any complaints received by CarePlus Health Plan or Provider with respect to the provision of Pharmacy Services ultimately shall be resolved in accordance with CarePlus Health Plan's Grievance Procedures. Notwithstanding the above, malpractice claims by Enrollees shall not be subject to these Grievance Procedures.

         7. Use of Names. (A) Participating Provider agrees that CarePlus Health Plan may use Participating Provider's name, address, telephone number, a description of services rendered by Participating Provider and a description of specialty services, as appropriate and necessary in all advertising and marketing of CarePlus Health Plan provided that such advertising shall be done in accordance with federal and state laws and regulations. Participating Provider agrees to use the name of "CarePlus Health Plan" only to denote Participating Provider's participation in CarePlus Health Plan and otherwise only with the prior written consent of CarePlus Health Plan.

                  (B) Participating Provider agrees to cooperate with CarePlus Health Plan as may be necessary to enable CarePlus Health Plan to obtain accreditation from the National Committee for Quality Assurance or any similar organization.

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         8. Insurance.

                  8.1 CarePlus Health Plan Insurance. CarePlus Health Plan, at its sole cost and expense, shall maintain policies of comprehensive general liability insurance, including professional liability and other insurance of the types and in amounts customarily carried by PHSPs, and upon licensing, HMO's, with respect to their operations. Such policies shall be for not less than $1 million per occurrence and $3 million in the aggregate for personal injuries, and not less than $500,000 property damage, and shall provide for thirty (30) day cancellation notification to Participating Provider. CarePlus Health Plan shall, upon request, provide Participating Provider with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify Participating Provider in the event of any change in the status of such coverages.

                  8.2 Participating Provider Insurance. Participating Provider, at its sole cost and expense, shall maintain policies of comprehensive professional liability insurance and other insurance of the types customarily carried by Participating Providers which are similarly situated. Such policies shall be for not less than $1 million per occurrence and $3 million in the aggregate for personal injuries, and for $500,000 for property damage, and shall provide for thirty (30) day cancellation notification to CarePlus Health Plan and shall be effective on or before the Effective Date. Such policies shall provide coverage for claims which are incurred during the term of this Agreement but which are asserted after termination of this Agreement. Participating Provider shall upon request, provide CarePlus Health Plan with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify CarePlus Health Plan in the event of any change in the status of such coverages. Participating Provider shall require that its professional employees be covered by professional liability insurance and other insurance as shall be necessary, as well.

                  8.3. Hold Harmless (a) CarePlus Health Plan agrees to indemnify and hold Participating Provider, his/her employees, and agents free and harmless against any and all claims (cost and expenses) which may arise out of and/or be incurred in connection with any negligence or otherwise arising as a result of any action or inaction caused by CarePlus Health Plan or any its personnel, in the performance or omission of any act or responsibility assumed or deemed to have been assumed by CarePlus Health Plan, pursuant to this Agreement.

                  (b) Participating Provider agrees to indemnify and hold CarePlus Health Plan, its officers, directors, employees, and agents free and harmless against any and all claims (cost and expenses) which may arise out of and/or be incurred in connection with any malpractice or negligence or otherwise arising as a result of any action or inaction caused by Participating Provider, his/her employees, and agents, in the performance or omission of any act or responsibility assumed or deemed to have been assumed by Participating Provider, pursuant to this Agreement.

         9. Term and Termination.

                  9.1. Term of Agreement. This Agreement shall commence on the date first set forth above. Subject to earlier termination as provided in
Section 9.2 below, this Agreement shall continue in effect for a period of five
(5) years from the Effective Date and thereafter shall be renewed automatically for successive one (1) year terms, unless either party gives the other written notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the then current term.

                  9.2 Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated as follows:

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                           9.2.1. Termination Without Cause. Either party hereto
may terminate this Agreement at any time upon the provision of ninety (90) days written notice to the other party.

                           9.2.2. Termination for Cause. This Agreement may be
terminated for cause only on the following grounds:

                                    9.2.2.1 CarePlus Health Plan shall have the
right to terminate this Agreement immediately upon notice in the event that Participating Provider (1) ceases to be duly licensed (if applicable) under New York law; (2) fails to maintain the insurance coverages required by either
Section 8.2 or 8.3. above, or; (3) is terminated or suspended from the Medicare or Medicaid Program.

                                    9.2.2.2.CarePlus Health Plan shall have the
right to terminate this Agreement upon thirty (30) days written notice of a material breach of this Agreement including Participating Provider's failure to abide by the quality assurance or utilization review programs as required hereunder provided such breach is not cured during such period.

                                    9.2.2.3.Either party shall have the right to
terminate this Agreement upon thirty (30) days written notice to the other party in the event that the other party applies for or consents to the appointment of a liquidator of itself or of all or a substantial part of its assets, or if a judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating said other party a bankrupt or insolvent or approving a petition seeking reorganization of said other party or of all or a substantial part of its assets and that judgment or decree continues unstayed and in effect for any period of thirty (30) days.

                  9.3 Effect of Termination. As of the effective date of termination of this Agreement in accordance with this Section 9, this Agreement shall be considered of no further force or effect whatsoever, and each of the parties shall be relieved and discharged from its respective rights and obligations hereunder, except as otherwise specifically provided herein and except that:

                           9.3.1 The parties' rights and obligations under
Sections 4, 5 and 8 of this Agreement shall not be extinguished but shall continue in effect for the time periods stated therein;

                           9.3.2 Either party's rights to receive its respective
payments for claims for Provider Services (under Section 4) prior to termination of this Agreement shall continue in effect;

                           9.3.3 Participating Provider shall not be released
from its obligation not to seek any payment from Enrollees, their family members or persons acting on their behalf, for Provider Services provided prior to termination of this Agreement; and

                           9.3.4 Participating Provider shall be obligated to
continue to render Provider Services to Enrollees in the event of the termination of this Agreement, in accordance with applicable governmental contracts and applicable laws. Courses of treatment in progress shall be continued until medically appropriate completion, discharge or transfer to another appropriate health care professional, and Participating Provider shall cooperate with the notification of Enrollees as to the termination, and the transfer of Enrollees to another appropriate health care professional.

         10. Effect of Interruptions. In the event the provision of Provider Services to Enrollees are interrupted or substantially disrupted due to causes beyond Participating Provider's control, including but not limited to major disaster, the complete or substantial destruction of Participating Provide or Participating Provider's facilities, acts of God or actions by any governmental authority, war, fire, earthquake, tornado, freight embargoes, flood, epidemic, quarantine restrictions, labor disturbances including slow-down strikes

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

and lock-outs, or any other similar causes, Participating Provider shall use its best efforts to arrange, in consultation with CarePlus Health Plan, and through whatever alternative means as are necessary, for the provision of any such interrupted or disrupted Provider Services; provided, however, that nothing contained herein shall be construed to limit or reduce the obligation of Participating Provider not to seek payments from Enrollees for Provider Services provided to such Enrollees.

         11. Compliance.

                  11.1 Applicable Law. Notwithstanding any other provision of this Agreement, the parties shall comply with all applicable federal and state laws and regulations including the provisions of such Chapter 705 of the laws of 1996, and all amendments thereto. Should there be a conflict between the Laws and the within Agreement, the Laws shall govern. The parties to this Agreement agree to comply with all applicable requirements of the Americans with Disabilities Act.


         12. Miscellaneous.

                  12.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered in person; or four (4) days after being mailed by regular or certified or registered mail, postage prepaid, return receipt requested; or the next day by nationally recognized overnight courier; to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

         To CarePlus Health Plan at:        3 West 35th Street
                                            New York, New York 10001
                                    Attention: Executive Director

         To GO2Pharmacy.com at:             7227 Clintmoore Road
                                            Boca Raton, FL  33496
                                    Attention: Joseph Zappala, President and Ceo


                  12.2. Assignability and Parties in Interest. This Agreement and the rights and obligations hereunder shall not be assigned, delegated or otherwise transferred by either party without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The parties hereto further acknowledge that any such assignment, delegation or transfer requires the prior approval of the Commissioner of the New York State Department of Health and other governmental agencies.

                  12.3. Relationship of the Parties. None of the provisions of this Agreement are intended to create, and none shall be deemed or construed to create, any relationship between CarePlus Health Plan and Participating Provider other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of the Agreement. Neither the parties hereto nor any of their respective employees shall be construed under this Agreement to be the partner, joint venturer, agent, employer or representative of the other. The parties further agree that, with respect to the provisions of this Agreement concerning payment by CarePlus Health Plan to or on behalf of Participating Provider for Pharmacy Services:

                           12.3.1. By this Agreement and the transaction that it
embodies, they do not intend to or consent to establish, and they have not established between them, any trustee-beneficiary relationship,

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

or any principal-agent relationship, or any fiduciary relationship; and

                           12.3.2. The parties stand solely in the relationship
of independent contracting parties and of a debtor and a creditor to the extent money may be owed by one to the other.

                  12.4. Exclusivity This Agreement is not intended to be exclusive and either party may contract with any other person or entity for purposes similar to those described herein. No person shall have any rights under this Agreement, unless such person is a party hereto. Additionally, this Agreement is not a third-party beneficiary contract and shall not create any rights of CarePlus Health Plan Enrollees or any other third party with respect to CarePlus Health Plan.

                  12.5. Cooperation. Each of the parties hereto agrees to cooperate with the other to carry out the purpose and intent of this Agreement, including without limitation, the execution and delivery to the appropriate party of any further agreements and other documents and the taking of any actions as may reasonably be required to effectuate the terms hereof.

                  12.6. Federal Lobbying. CarePlus Health Plan and Participating Provider, respectively, agree, pursuant to 31 U.S.C. Section 1352 and 45 CFR
Part 93, that no federal appropriated funds have been paid or will be paid to any person by or on behalf of CarePlus Health Plan or Participating Provider, respectively, for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement. CarePlus Health Plan or Participating Provider, respectively, agree to complete and submit the "Certification Regarding Lobbying" if this Agreement exceeds $100,000.

If any funds other than federal appropriated funds have been paid or will be paid to any person for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement, and the Agreement exceeds $100,000, CarePlus Health Plan or Participating Provider, respectively, shall complete and submit Standard Form-LLL "Disclosure Form to Report Lobbying," in accordance with its instructions.

                  12.7. Captions and Construction. The captions used herein as headings of the various paragraphs hereof are for convenience only and are not to be construed to be part of this Agreement or to be used in determining or construing the intent or content of this Agreement.

                  12.8. Waiver of Breach. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions or provisions hereof shall be deemed or taken to be a waiver of any other covenant, condition or provision hereof or a waiver of any subsequent breach of the same covenant, condition or provision hereof. The subsequent acceptance by a party of performance by the other shall not be deemed to be a waiver of any preceding breach of any term, covenant or condition of this Agreement other than the failure to perform the particular duties so accepted, regardless of knowledge of such preceding breach at the time of acceptance of such performance.

                  12.9. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts to be performed solely within the State.

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

                  12.10. Severability. The provisions of this Agreement are severable, and, if any provision of this Agreement is held to be invalid, illegal or otherwise unenforceable, in whole or in part, in any jurisdiction, said provision or part thereof shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  12.11. Modifications, Amendments and Waivers. At any time prior to termination of this Agreement, the parties hereto may, by written agreement signed by the parties: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive compliance with any of the covenants contained in this Agreement; and (c) amend or supplement any of the provisions of this Agreement. Notwithstanding the foregoing, the parties acknowledge that , in light of the regulated nature of CarePlus Health Plan's business, this Agreement and the Provider Manual shall be amended, on reasonable notice, as required by appropriate state or federal regulatory agencies. The parties hereto further acknowledge that any material amendments of this Agreement shall require the prior approval of the Commissioner of the New York State Department of Health and shall be submitted to the Department 30 days in advance of anticipated execution. Notice to or consent of Enrollees shall not be required to effect modifications or amendments to, or waivers of, this Agreement.

The parties hereto agree that any changes to this Agreement by the NYSDOH will be incorporated by reference into this Agreement. Moreover, the parties hereto agree to terminate this Agreement at the direction of the NYSDOH effective 60 days subsequent to notice, subject to Public Health Law ss. 4403(6)(e).

                  12.12. Entire Agreement. This Agreement and the Exhibits hereto contain the entire Agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings relating thereto.

                  12.13. Arbitration. As of the date of this Agreement, the parties hereto have made no provisions for the resolution of disputes through arbitration, and, at the present time, the parties do not contemplate submitting any such disputes to arbitration. In the event that a dispute arising from this Agreement is submitted to arbitration, the parties hereto agree to notify the Commissioner of the New York State Department of Health (the "Commissioner") of all issues submitted to such arbitration and any decisions rendered pursuant to such arbitration. The parties further acknowledge that the Commissioner shall not be bound by any decision rendered pursuant to any arbitration hereunder.

EFFECTIVE DATE:   September 1, 2000             (Pharmacy Benefit Services - See Exhibit B)
                  September 1, 2000   (Ancillary Pharmacy Services - See Exhibit B)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


CarePlus Health Plan                                GO2PHARMACY.COM


By:/s/ KARIN AJMANI                                 By:/s/ JOSEPH ZAPPALA
   ----------------                                    ------------------

Date: MARCH 23, 2000                           Date: MARCH 23, 2000

                                    EXHIBIT A

                         New York State Standard Clauses

         Notwithstanding any other provision of this agreement, contract, or amendment (hereinafter "the Agreement" or "this Agreement") the parties agree to be bound by the following clauses which are hereby made a part of the Agreement. Further, if this agreement is between a Health Maintenance Organization and an IPA, IPA agrees to require its providers to agree to such clauses by including them in the IPA's contracts with providers.

A.       DEFINITIONS FOR PURPOSES OF THIS APPENDIX

"Health Maintenance Organization" or "HMO" shall mean the person, natural or corporate, or any groups of such persons, certified under Public Health Law
Article 44, who enter into an arrangement, agreement or plan or any combination of arrangements or plans which provide or offer, or which do provide or offer, a comprehensive health services plan.

"Independent Practice Association" or "IPA" shall mean an entity formed for the limited purpose of arranging by contract for the delivery or provision of health services by individuals, entities and facilities licensed or certified to practice medicine and other health professions, and, as appropriate, ancillary medical services and equipment, by which arrangement such health care providers and suppliers will provide their services in accordance with and for such compensation as may be established by a contract between such compensation as may be established by a contract between such entity and one or more HMOs.

"Provider" shall mean physicians, dentists, nurses, pharmacists and other health care professionals, pharmacies, hospitals and other entities engaged in the delivery of health care services which are licensed and/or certified as required by applicable federal and state law.

B.       GENERAL TERMS AND CONDITIONS

1. This Agreement is subject to the approval of the New York State Department of Health as to form and, if implemented prior to such approval, the parties agree to incorporate into this Agreement any and all modifications required by the Department of Health for approval or, alternatively, to terminate this Agreement if so directed by the Department of Health.

2. Any material amendment to this Agreement is subject to the prior approval of the Department of Health, and any such amendment shall be submitted for approval at least 30 days in advance of anticipated execution. To the extent the HMO provides and arranges for the provision of comprehensive health care services to enrollees served by the Medical Assistance Program, HMO shall notify and/or submit a copy of such material amendment to the county departments of social services
         (LDSS) as may be required by the Agreement between the LDSS and the HMO.

3. If this agreement is between HMO and an IPA or hospital provider or a management authority contractor, any assignment of this agreement is conditioned on the prior approval of the Commissioner of Health.

4. Provider or, if the agreement is between HMO and IPA, IPA agrees, and shall require IPA's providers to agree, to comply fully and abide by the rules, policies and procedures that the HMO has established or will establish including:


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

o        quality improvement/management;
o utilization management, including but not limited to, precertification procedures, referral process or protocols, and reporting of clinical encounter data;
o        member grievances;
o        provider credentialing.

5. The provider or, if the agreement is between HMO and IPA, IPA agrees, and shall require its providers to agree, to not discriminate against an enrollee based on color, race, creed, age, gender, sexual orientation, disability, place of origin, source of payment or type of illness or condition.

6. If Provider is a primary care practitioner, Provider agrees to provide for twenty-four (24) hour coverage and back up coverage when Provider is unavailable. Provider may use a twenty-four (24) hour back-up call service provided appropriate personnel receive and respond to calls in a manner consistent with the scope of their practice.

7. The HMO or IPA which is a party to this agreement agrees that nothing within this agreement is intended to, or shall be deemed to, transfer liability for the HMO's or IPA's own acts or omissions, by indemnification or otherwise, to a provider.

8. Notwithstanding any other provision of this agreement, the parties shall comply with the provisions of the Managed Care Reform Act of 1996 (Chapter 705 of the Law of 1996) and all amendments thereto.

9. To the extent the HMO enrolls individuals covered by the Medical Assistance Program, this agreement incorporates the pertinent provisions of the model contract between HMO and the local Department of Social Services as if set forth fully herein.

10. The parties to this agreement agree to comply with all applicable requirement of the Americans with Disability Act.

C.       PAYMENT; RISK ARRANGEMENTS

1. Enrollee Non-liability. Provider agrees that in no event, including, but not limited to, nonpayment by the HMO or IPA, insolvency of the HMO or IPA, or breach of this agreement, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against a subscriber, an enrollee or person (other than the HMO or IPA) acting on his/her/their behalf, for services provided pursuant to the subscriber contract or county Medicaid Managed Care contract and this agreement, for the period covered by the paid enrollee premium. In addition, in the case of Medicaid Managed Care, provider agrees that, during the time an enrollee is enrolled in the HMO, he/she/it will not bill the County Department of Social Services or the New York State Department of Health for Covered Services within the Medicaid Managed Care Benefit Package as set forth in the agreement between the HMO and county department of social services. This provision shall not prohibit the provider from collecting copayments, as specifically provided in the evidence of coverage, or fees for uncovered services delivered on a fee-for-service basis to a covered person provided that provider shall have advised the enrollee that the service is uncovered and of the enrollee's liability therefor prior to providing the service. Where the provider has not been given a list of covered services by the HMO, and/or provider is uncertain as to whether a service is covered, the provider shall make reasonable efforts to contact the HMO and obtain a coverage determination prior to advising an enrollee as to coverage and liability for payment and prior to providing the service. This provision shall survive termination of

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

         this agreement for any reason, and shall supersede any oral or written agreement now existing or hereafter entered into between provider and enrollee or person acting on his or her behalf."

2. Coordination of Benefits (COB). To the extend otherwise permitted in this agreement, Provider may participate in collection of COB on behalf of the HMO, with COB collectibles accruing to the HMO or to provider. However, with respect to enrollees eligible for medical assistance, provider shall maintain and make available to the HMO records reflecting collection of COB proceeds by provider and amounts paid directly to enrollees by third party payers, and amounts thereof, and HMO shall maintain or have immediate access to records concerning collection of COB proceeds.

3. Notwithstanding anything to the contrary in this agreement, nothing in this agreement, shall result in a transfer of full or ultimate risk for the cost of the benefit package to any provider or IPA by the Health Maintenance Organization.

D.       RECORDS; ACCESS

1. Pursuant to authorization by the enrollee, Provider will make enrollee's medical records and encounter data available to the HMO, and IPA, to the extent necessary for the latter to perform preauthorization, concurrent review, provider claims processing and payment. Provider will also make claims processing and payment. Provider will also make enrollee medical records available to DOH for inspection and copying related to quality of care, monitoring, audit and enforcement. Providers shall provide copies of records to DOH at no cost. Providers expressly acknowledge that he/she/it shall also provide to the HMO and the State, on request, all financial data and reports, and information concerning the appropriateness and quality of services provided, as required by law. These provisions shall survive termination of the contract for any reason.

2. When such records pertain to Medicaid reimbursement services the provider agrees to disclose the nature and extent of services provided and to furnish records to DOH and/or the United States Department of Health and Human Services, the County Department of Social Services, Comptroller of the State of New York and the Comptroller General of the United States and their authorized representatives upon request. This provision shall survive the termination of this Agreement regardless of the reason.

3. The parties agree that medical records shall be retained for six (6) years or six (6) years from age of majority, or such longer period as specified elsewhere within this agreement. This provision shall survive the termination of this Agreement regardless of the reason.

E.       TERMINATION AND TRANSITION

1. Any termination of this agreement, if this agreement is between HMO and an IPA or institutional network providers, or between and IPA and an institutional network providers, or between and IPA and an institutional provider, requires notice to the Commissioner of Health. Unless otherwise provided by statute or regulation, the effective date of termination shall not be less than 60 days after receipt of notice of either party, provided, however, that termination, by HMO may be effected on less than 60 days notice provided HMO demonstrates, to DOH's satisfaction prior to termination that circumstances exist which threaten imminent harm to enrollees or which result in provider being legally unable to deliver the covered services and, therefor, justify or require immediate termination.

2. If this agreement is between HMO and a health care professional, HMO shall provide to such health care professional a written explanation of the reasons for the proposed contract

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

         termination, other than non-renewal, and an opportunity for a review as required by state law. HMO shall provide the health care professional 60 days notice of its decision to not renew this agreement.

3. If this agreement is between an HMO and an IPA, in the event either party gives notice of termination of the agreement the parties agree, and the IPA's providers agree that the IPA providers shall continue to provide care to the HMO's enrollees pursuant to the terms of this agreement for 180 days following such notice of termination, or until such time as the HMO makes other arrangements, whichever first occurs. This provision shall survive termination of this Agreement regardless of the reason for the termination.

4. Continuation of Treatment. Provider agrees that, except as otherwise required by statute or regulation, in the event of HMO or IPA insolvency or termination of this contract for any reason, during the period covered by the paid enrollee premium services pursuant to the subscriber or county Medicaid Managed Care contract to an enrollee confined in an inpatient facility on the effective date of insolvency or other event causing termination, or receiving a course of treatment in progress, shall continue until medically appropriate discharge or transfer, or completion of the course of treatment, whichever first occurs. For purposes of this clause the term Provider shall include IPA and IPA's contracted providers if this Agreement is between HMO and an IPA. This provision shall survive termination of this agreement.

5. To the extent that provider is providing health care services to enrollees under the Medicaid Program, the HMO, notwithstanding any other provision herein, retains the option to immediately terminate this agreement when the provider has been terminated or suspended from the Medicaid Program.

6. In the event of termination of this agreement, provider agrees, and, where applicable, IPA agrees to require all participating providers of its network to assist in the orderly transfer of enrollees to another provider.

F.       ARBITRATION

1. To the extend that arbitration or alternative dispute resolution is authorized elsewhere in this agreement, the parties to this agreement acknowledge that the Commissioner of Health is not bound by arbitration or mediation decisions. Arbitration or mediation shall occur within New York State, and the Commissioner of Health will be given notice of all issues going to arbitration or mediation, and copies of all decisions.

G.       IPA-SPECIFIC PROVISIONS

1. To the extent that an IPA is otherwise authorized by this agreement to perform pre-authorization of services and concurrent utilization of services and concurrent utilization review, the standards employed by the IPA shall be those of the HMO or approved by the HMO. All denials of services, and all determinations on appeals of such denials, shall be made by HMO. Where the IPA's determination on concurrent review is inconsistent with the results of the HMO's own concurrent review, the HMO's review and determination shall control.

2. Any reference to IPA quality assurance (QA) activities within this agreement is limited to the IPA's analysis of utilization patterns and quality of care on its own behalf and as a service to its contract providers.

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

                                    EXHIBIT B


1.       Definitions

         1) Covered Prescription Drug - shall mean any prescription drug which meets the requirements for coverage set forth by the Government Contract after applying all conditions and exclusions set forth therein, when dispensed by a Participating Pharmacy to an Enrollee. A covered Prescription Drug shall include both legend prescription medications and over-the-counter medications appearing on the New York State list of Medicaid Reimbursable Drugs.

         2) Formulary - shall mean a document prepared by GO2Pharmacy.com and provided to Participating Pharmacies, physicians and other health care providers, for the purpose of guiding the prescribing, dispensing and purchase of pharmaceutical products

         3) Point of Sale (POS) - shall mean the method of submitting claims for adjudication through the point of sale automated claims adjudication process of GO2Pharmacy.com.

         4) POS Approval - shall mean approval by GO2Pharmacy.com via point of sale claims submission of a claim for Provider Services by a Participating Pharmacy.

         5) Prescription Drug Rider - shall refer to the document that describes the prescription drug benefit coverage, limitations and exclusions set forth by Government Contract.

Performance

         1) Implementation: CarePlus and Participating Provider shall cooperate to achieve implementation in accordance with an agreed upon timetable. CarePlus shall approve plan design features not later than ninety (90) days prior to the Effective Date.

         2) Eligibility Data: CarePlus or its designated agent shall furnish Participating Provider with Enrollee eligibility data in an agreed upon electronic medium in the format requested by Participating Provider. CarePlus shall provide the initial test data tape forty-five (45) days prior to implementation of services for CarePlus and the initial full data tape seven (7) days prior to implementation for CarePlus. If CarePlus submits eligibility data in a format other than that requested by Participating Provider, CarePlus shall incur a programming fee at Participating Provider's then prevailing rate payable within ten (10) days of date of invoice. Thereafter, CarePlus shall furnish Participating Provider with eligibility updates on a daily or at least a weekly basis. Such data shall identify all Enrollees for that month, data on any changes, additions or terminations of Enrollees. CarePlus agrees that Participating Provider may rely upon the accuracy of all data received from CarePlus. CarePlus shall be responsible for notifying Participating Provider of an Enrollee's termination from coverage.

         3) Control of Plan: CarePlus shall have sole authority to control and administer the pharmacy services benefit of Enrollees. Nothing in this Agreement shall be deemed to confer upon Participating Provider the status of fiduciary as defined in the Employee Retirement Income Security Act of 1974, as amended, or any responsibility to resolve disputed claims between CarePlus and Enrollees and shall promptly inform Participating Provider of such resolution. CarePlus represents that it has all necessary releases from Enrollees for the performance of services under this Agreement or the exercise by CarePlus of its audit rights or other rights to

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

                  receive patient specific data and indemnifies Participating Provider for any loss or damage to Participating Provider occasioned by failure of CarePlus to secure such documentation.

         4) Claims Processing: Participating Provider will accept, process and adjudicate requests for authorization to dispense Covered Prescriptions Drugs submitted by CarePlus Participating Pharmacies.

         5) Customer Service: Participating Provider will maintain and operate toll-free customer service lines for the benefit of Participating Pharmacies from 7:00 a.m. to 9:00 p.m. Eastern Standard Time, Monday through Friday, 8:00 a.m. to 6:00 p.m. Eastern Standard Time, Saturday and 9:00 a.m. to 5:00 p.m. Eastern Standard Sunday (excluding holidays).

         6) Eligibility Maintenance: Participating Provider shall receive via electronic medium from CarePlus Enrollee and physician eligibility information on a daily or at least weekly basis during the term hereof in order to timely update CarePlus eligibility files within the GO2Pharmacy.com claims adjudication system.

         7) Formulary Management: Participating Provider will work with CarePlus in the management of a formulary. CarePlus hereby authorizes Participating Provider to establish and manage the formulary for Covered Prescription Drugs dispenses in accordance with this Agreement. CarePlus agrees that Participating Provider may certify to Participating Provider's contracting pharmaceutical manufacturers that CarePlus is participating in Participating Provider's formulary program for the CarePlus Covered Prescription Drugs as provided herein.

         8) Pharmacy Network Services: Participating Provider will prepare on GO2Pharmacy.com check stock checks to pay or reimburse the CarePlus Participating Pharmacies for Covered Prescription Drugs dispensed by such pharmacies to Enrollees once Participating Provider has received payment from CarePlus. Participating Provider will also coordinate pharmacy network communication that may occur from time to time.

         9) Proprietary or Confidential Information: is defined as any information, written, recorded or stored on paper, disk, diskette, tape, computer memory or other tangible medium, including but not limited to, performance, sales, financial, contractual, and marketing information; software; technical data; the Formulary; and concepts and processes, which have not (a) previously been published or otherwise disclosed to the general public; (b) previously been made available to the receiving party or others without restrictions; or (c) normally been furnished to others without compensation, and which the disclosing party desires to protect against unrestricted disclosure or competitive use.

         10) Standard of Care: The parties may exchange proprietary and confidential information with each other as required for each party to perform their respective obligations pursuant to this Agreement. The party receiving such information agrees to hold such information in confidence from and after the date it is received. Such information shall be used by the receiving party only in connection with the project effort contemplated in this Agreement. Neither party shall use, for any purpose not connected with the performance of this Agreement, and Proprietary or Confidential Information by it, or divulge any such information to any person or entity without the prior written consent of the other party. The standard of care for protecting Proprietary or Confidential Information imposed on the party receiving such information shall be that degree of care the receiving party uses to prevent disclosure, publication or dissemination of its own confidential information.

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

         11) Proprietary Rights in Software System: CarePlus acknowledges that the entire software system used by GO2Pharmacy.com in processing claims for Pharmacy Services and preparing reports including computer programs, system and program documentation, and other documentation relating thereto, is the exclusive and sole property of GO2Pharmacy.com. CarePlus disclaims any rights to the system, reports, procedures or forms developed by GO2Pharmacy.com by virtue of this Agreement or used in connection with this Agreement. CarePlus acknowledges that such proprietary information is the property of GO2Pharmacy.com and agrees to keep confidential all such proprietary information and to not disclose such proprietary information to any person except as authorized in writing by GO2Pharmacy.com.

         12) Confidentiality of Agreement: The terms and conditions of this Agreement shall be confidential and shall be disclosed to any third party without the written consent of the other party.

         13) Continuation: The obligations of non-disclosure and non-use of Proprietary or Confidential Information shall terminate five
                  (5) years after termination of this Agreement, if all known copies of any such information are returned to the owner of same.

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

                                    EXHIBIT C

1.       Compensation.

         1) Retail Prescriptions: For each prescription dispensed by a CarePlus Participating Pharmacy to an Enrollee, CarePlus agrees to pay GO2Pharmacy.com the reimbursement rate CarePlus has negotiated with CarePlus participating pharmacies, which is the lesser of:

                  (a) AWP minus 13% plus $2.50, or

                  (b) (the lesser of the New York State or HCFA) MAC allowable cost plus $2.50

                  GO2Pharmacy.com shall receive 100% of rebates.

         2) Administrative Fees: Such compensation schedule shall be a graduated schedule in accordance with the following:

                  $1.40 Per Member Per Month for CarePlus total Enrollees of 1 - 50,000
                  $1.30 Per Member Per Month for CarePlus total Enrollees of 50,001 - 70,000
                  $1.20 Per Member Per Month for CarePlus total Enrollees of 70,001 - 90,000
                  $1.10 Per Member Per Month for CarePlus total Enrollees of 90,001 - 110,000
                  $1.00 Per Member Per Month for CarePlus total Enrollees of 110,001 and up.

                  Administrative fees include, but are not limited to, eligibility updates, set-up fees, electronic updates, manual eligibility input, paper claims processing, CarePlus specific programming for CarePlus design changes, system modification or ad-hoc reporting, monthly claims history tapes, administrative prior authorizations, clinical prior authorizations. Material printing and mailing shall be at GO2Pharmacy.com's actual cost. Services and fees outside of those described above shall be mutually agreed upon by GO2Pharmacy.com and CarePlus.

         3) GO2Pharmacy.com shall be the exclusive provider of over the counter sundries to CarePlus including, but not limited to, poly-vit-sol pediatric childrens vitamins and other sundries. Such items shall be at reasonable market cost for like items in bulk order.

         4) Start-up Costs: CarePlus shall pay GO2Pharmacy.com $15,000 for GO2Pharmacy.com's start up costs amortized over a 12 month period beginning September 1, 2000 and ending August 31, 2001 ($1,250 per month) despite termination occurring during this period. Should GO2Pharmacy.com terminate this Agreement during this period, CarePlus' start up costs payments shall continue until completion August 31, 2001. Should CarePlus terminate this Agreement during this period, CarePlus' start up cost payments shall be paid in full within sixty (60) days of the effective date of termination.

2.       Billing.

         (A) Participating Provider agrees, subject to the terms of this Agreement, to accept as full compensation those amounts described hereto. The compensation set forth shall be inclusive and shall cover all Medically Necessary Covered Services provided to Enrollees by Participating Provider Participating Provider agrees that: (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Enrollees, and (b) this provision supersedes any oral or written contrary agreement now existing or

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

hereafter entered into between Participating Provider and Enrollee, or persons acting on their behalf.

         (B) Participating Provider understands and agrees that services rendered pursuant to this Agreement shall be subject to the quality assessment and improvement and utilization management programs established by CarePlus Health Plan, government contracts and/or applicable Payors.

         (C) CarePlus shall pay Participating Provider for Pharmacy Services rendered to Enrollees for whom Participating Provider provides pharmacy benefit management services in accordance with the above fee schedule within 10 business days following the 1st day of each month (month of service) commencing the first day of September, 2000. Payment support documentation from CarePlus will reflect total number of Enrollees. Adjustments will be made in the following month for any additions in the preceding month in the number of Enrollees. In no event shall Participating Provider have any obligation to forward any claims payment to CarePlus Participating Pharmacies unless and until CarePlus has submitted payment to Participating Provider. Careplus shall remain responsible for payment of all claims. All payments by CarePlus for Participating Providers services hereunder shall be made in immediately available funds or by bank check or automatic funds transfer without any restrictive legends or conditions upon payment.

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